                            Exhibit 99.1
                            ------------

                          [CONNING LOGO]



Investor Contact:   Fred M. Schpero
                    or Paul Kopsky, Jr.
                    (314) 444-0715

Media Contact:      David Garino
                    (314) 982-1700

Internet:  http://www.conning.com


    CONNING CORPORATION DISCLOSES FILING OF CLASS ACTION COMPLAINT
    --------------------------------------------------------------


     ST. LOUIS, FEBRUARY 10, 2000 -- Conning Corporation (NASDAQ:CNNG) announced today that a complaint purporting to be a shareholder class action has been filed in the Circuit Court of the City of St. Louis naming the Company, its board members and Metropolitan Life Insurance Company (MetLife) as defendants. The complaint follows MetLife's proposal in January, 2000 to acquire all of the outstanding shares of common stock of Conning not already controlled by MetLife for $10.50 per share in cash, subject to certain conditions. MetLife acquired a beneficial interest of approximately 61% in Conning as a result of its January 6, 2000 acquisition of GenAmerica Corporation, Conning's indirect majority owner.

The complaint alleges that the consideration proposed to be paid by MetLife for the shares of Conning that it does not already own is unfair and inadequate. Additionally the complaint alleges the defendants, individually and as part of a common plan, have breached their fiduciary duties in connection with the MetLife proposal.

Conning believes the plaintiffs' claims are without merit and intends to vigorously contest them.


                                # # #